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                                                                    EXHIBIT 99.1


      Universal Automotive Industries, Inc. Reaches Tentative Agreement for
              $2,800,000 Equity Investment with Strategic Investor

         Alsip, IL.-August 23, 2001-Universal Automotive Industries, Inc. (NASDAQ Small Cap -UVSL) today announced that it expects to execute and close within the next five business days a definitive agreement ("Agreement") with an affiliate of Wanxiang American Corporation for the issuance of $2,800,000 of Series A Preferred Stock, convertible into 2,014,380 shares of Common Stock, subject to standard weighted average antidilution protection, and representing approximately 20% of the Company's capital stock on a post-closing basis. The stock carries no dividend, but has an 8% per annum compounding liquidation preference. According to Universal's CEO, Arvin Scott, "We are very excited about the prospects of Wanxiang becoming a major investor in the Company. The Wanxiang Agreement, if consummated, will provide us with a strategic partnership with China's leading auto parts manufacturer. Wanxiang is the second largest privately owned company in China and is the world's largest universal joint supplier. China is the manufacturing capital of the world. Having a local partner will enhance our ability to source Chinese manufactured parts as well as provide a potential channel to sell the Company's brake parts in China."

         The proposed Agreement provides Wanxiang with one-year warrants to purchase up to 800,000 shares of common stock at $2.00 per share and 800,000 shares of common stock at the greater of 2.00 per share or 90% of the rolling average public market price for the Company's shares. It also provides Wanxiang with a "Default" Warrant which would be triggered in the event of the Company's default of certain covenants, representations or warranties to Wanxiang; the default warrant provides Wanxiang the right to purchase up to 2,500,000 shares of the Company's common stock at the greater of 150% of book value per share or at a per share price based on a formula tied to six times EBITDA of the Company. The common stock issuable on conversion of the preferred or exercise of the warrants will be registrable pursuant to a registration rights agreement. The Agreement further contemplates a shareholders' agreement pursuant to which in the event the Default Warrant is exercised, Wanxiang would receive a proxy to vote a corresponding percentage of the shares held by the Company's two largest shareholders, Arvin Scott and Yehuda Tzur, as well as certain rights of first refusal with respect to off market sales of their shares. In addition, the Agreement calls for a long-term supply agreement whereby Wanxiang will be provided a right of first refusal to source on competitive terms the products purchased by the Company in China.

         Although the Company believes the transaction documents are fully negotiated and ready for execution subject to review of informational schedules and procurement of necessary consents, there is always a risk that the documents will not be executed or that their terms may vary prior to closing. Also see the discussion below.

         The Company met on August 17, 2001 with a Delisting Panel authorized by the NASDAQ Stock Market, Inc., which was convened due to the Company's failure to maintain net tangible assets of at least $2,000,000 (as of the dates covered by its most recent Form 10-K and Form 10-Q filings) and its need to demonstrate an ability to meet this requirement in the future. At the hearing the Company advised the Panel of its proposed equity infusion plan of $2,800,000 from Wanxiang, which when coupled with the approximately $186,000 of net tangible assets computed as of June 30, 2001 (plus subsequent equity infusions of $500,000 and other plans to increase assets), it believes, but can provide no assurances, would comfortably satisfy NASDAQ's net asset requirements. The Panel has not yet advised the Company as to whether it will grant the Company an exception, to provide it sufficient time to effect the plan and evidence compliance with NASDAQ's requirements. The Wanxiang Agreement contemplates the issuance of the preferred stock at closing, but will contain a "put" right (enabling Wanxiang to effectively put back its shares for a return of its funds) and termination of the various agreements covered by the Wanxiang Agreement, in the event the Company is unable to demonstrate within 90 days following closing that NASDAQ has confirmed that the Company has corrected its net tangible assets deficiency to NASDAQ's satisfaction.

         This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

         For further information, contact the Company c/o Jerome Hiss, CFO (708-293-4050).